UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
October 9, 2014

Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-27999	94-3038428
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1389 Moffett Park Drive, Sunnyvale, CA 94089
(Address of principal executive offices)

Registrant's telephone number, including area code: (408) 548-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On October 9, 2014, Finisar Corporation (the “Company”) issued a press release announcing that on October 29, 2014, it will redeem all of the Company’s outstanding 5.0% Convertible Senior Notes (the “Convertible Notes”) due 2029 (CUSIP Numbers 31787AAJ0 and 31787AAK7). The Convertible Notes were issued pursuant to an indenture (the “Indenture”), dated as of October 15, 2009, by and among the Company and Wells Fargo Bank, N.A, as trustee for the Convertible Notes (the “Trustee”). The Trustee distributed a Notice of Redemption to all registered holders of the Convertible Notes on October 9, 2014.

As of October 9, 2014, there was approximately $40,015,000 aggregate principal amount of the Convertible Notes outstanding. Upon completion of the redemption, no Convertible Notes will remain outstanding. Unless earlier converted by the holders into shares of Finisar’s common stock prior to the redemption date, the Convertible Notes will be redeemed for cash at a redemption price equal to 100% of the principal amount of the Convertible Notes, together with accrued and unpaid interest thereon to, but excluding, the redemption date. The Convertible Notes are being redeemed pursuant to the Company’s optional redemption right and related provisions in the Indenture. Any cash required by Finisar for the redemption will come from cash on hand.

The information contained in this Current Report on Form 8-K does not constitute a notice of redemption of the Convertible Notes. Holders of the Convertible Notes should refer to the notice of redemption delivered by the Trustee to the registered holders of the Convertible Notes.

The press release is as attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated October 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 10, 2014
Finisar Corporation

By: /s/ Christopher E. Brown
Christopher E. Brown
Executive Vice President and Chief Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated October 9, 2014.